Exhibit 10.3

Non-Employee Director Compensation

(Effective April 29, 2014)

	Retainer
Annual Cash Retainer	$75,000
Annual Equity Retainer in Restricted Stock Units	$140,000	(1)
Lead Director Annual Equity Retainer in Restricted Stock Units	$165,000	(1)
Committee Chair
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

(1)	The aggregate fair market value of the restricted stock units is based on the closing price of MSCI Inc.’s common stock as reported by The New York Stock Exchange on the date prior to the date of grant (any fractional shares are paid in cash).

Members of the Board of Directors are subject to stock ownership guidelines, under which the target level of share ownership equals the sum of the restricted stock units granted to a non-employee director during the prior five years. Shares counted toward these guidelines include any shares held by the director directly or indirectly and restricted stock units with respect to MSCI Inc.’s common stock granted under the Independent Directors Equity Compensation Plan, as amended.

Additional information regarding MSCI Inc.’s non-employee director compensation program is available in its proxy statement for its annual meeting of shareholders.